FOR IMMEDIATE RELEASE
Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Liz Saghi (805) 967-0161

LANDEC CORPORATION REPURCHASES MINORITY
SHARES AND OPTIONS IN FOOD SUBSIDIARY

MENLO PARK, CA – August 7, 2007 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today announced that it has repurchased the 11.5% of its food subsidiary Apio, Inc.’s outstanding common stock and unexercised options that were not owned by Landec.

Since the acquisition of Apio by Landec in December 1999, the minority interest in Apio has resulted in a deduction from net income which reduces Landec’s diluted earnings per share. At the time of the acquisition of Apio, the Board of Directors of Landec authorized the establishment of the Apio Stock Option Plan as incentive compensation in order to motivate and retain certain key Apio managers and employees. The incentive program has been very successful and Apio’s valuation has increased significantly since its acquisition by Landec in 1999.

Landec has repurchased a total of just over 2.3 million Apio shares in the form of outstanding common stock and options, which together represented 11.5% of the outstanding shares and options of Apio. The other 88.5% of the outstanding shares of Apio were already owned by Landec.

Based upon a valuation prepared by an independent outside appraiser, the repurchase price for the Apio shares and options, net of exercise price, totaled $20.5 million in cash paid primarily to current Apio employees. Importantly, the repurchase results in a tax deduction of $19.2 million, which will reduce Landec’s cash tax liability in fiscal year 2008 by approximately $3.6 million and in fiscal year 2009 by approximately $3.7 million, for a total cash tax savings of $7.3 million. Therefore, the Company’s net cash outlay, after the cash tax benefit for the repurchase of Apio’s outstanding common stock and options, will be approximately $13.2 million.

When deciding to repurchase the shares and options of Apio not owned by Landec, the Company recognized that the 2.2 million of unexercised Apio options were likely to be exercised in the near future. In anticipation of that event, which would have resulted in the loss of some of the favorable tax treatment and would have significantly increased the minority interest expense, the Board of Directors of Landec authorized the repurchase of all the Apio outstanding common stock and options not owned by Landec at Apio’s fair market value on the date of repurchase.

In accordance with SFAS 123R, the cash tax benefit of approximately $7.3 million will be recorded directly to, and as an increase to, stockholder equity. This $7.3 million tax benefit will not reduce the projected income tax expense recognized on the Company’s income statement, but will result in the Company paying very little cash for income taxes in fiscal year 2008 and will reduce the cash income tax liability in fiscal year 2009. The Company is maintaining its previously disclosed guidance for fiscal year 2008.

Also in accordance with SFAS 123R, the repurchase of Apio outstanding common stock and options does not result in compensation expense to the Company as all of the stock and options purchased were fully vested at the time of the repurchase and the consideration paid was equal to the fair value on the date of the repurchase.

As a result of the transaction, Landec now owns 100% of Apio shares and the Apio Stock Option Plan has been terminated and replaced by Landec’s incentive compensation plan.

As part of the repurchase of the 2.3 million Apio shares and options, Landec repurchased the option for 1.9 million shares held by Nick Tompkins, a former owner of Apio prior to the sale to Landec and Apio’s current CEO. The remaining 439,907 Apio shares and options were repurchased through a short-form merger in which all outstanding Apio options and shares were converted into the right to receive cash based upon the valuation price.

The option for 1.9 million shares held by Nick Tompkins was one of the primary considerations received by Mr. Tompkins from the sale of Apio to Landec. In addition to the on-going contributions of Mr. Tompkins as CEO of Apio, Mr. Tompkins is a valued member of the Board of Directors of Landec and beneficially owns approximately 1.2 million shares of Landec.

Nick Tompkins, CEO of Apio said, “I am pleased that the Board of Directors of Landec has recognized the contributions that Apio employees have made in building Landec’s shareholder value over the years. As CEO of Apio, I look forward to my continuing involvement in identifying opportunities that will profitability grow both Apio and Landec.”

Gary Steele, Landec’s President and CEO commented, “The Landec Board of Directors authorized this decision in order to own 100% of Apio with the combined benefits of eliminating the minority interest expense and realizing a tax deduction that significantly lowers the cash income tax outlay for fiscal years 2008 and 2009. We continue to be focused on increasing Landec shareholder value, and we believe the repurchase of the Apio shares and options not owned by Landec contributes to building that shareholder value.”

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 27, 2007 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.